Exhibit 3.8(a)

CERTIFICATE OF FORMATION

OF

EQUILINK LICENSING, LLC

This Certificate of Equilink Licensing, LLC (the “LCC”), dated as of November 20, 2003, is being duly executed and filed by Aron Schwartz, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. §18-101, et seq).

FIRST. The name of the limited liability company formed hereby is Equilink Licensing, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ ARON SCHWARTZ
Name:	Aron Schwartz
Authorized Person